Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

FIRST PERSON LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value (1)(2)	457(o)	-	-	$15,000,000	$0.0000927	$1,390.50
Fees to Be Paid	Equity	Warrants to purchase Common Shares (2)(3)(4)	457(i)	-	-	-	-	-
Fees to Be Paid	Equity	Common Shares issuable upon exercise of Warrants (1)(3)(4)	457(i)	-	-	$18,750,000	$0.0000927	$1,738.13
	Total Offering Amounts					$33,750,000		$3,128.63
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$3,128.63

(1)	In addition to the Common Shares set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of Common Shares as may become issuable after the date hereof as a result of stock splits, stock dividends, or pursuant to the anti-dilution adjustment provisions of the warrants registered hereby.

(2)	Includes securities the underwriters have the option to purchase to cover over-allotments, if any.

(3)	In accordance with Rule 457(i) under the Securities Act, because the Common Shares underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(4)	The Warrants are exercisable at a per share price of 125% of the price per Common Share in this offering.